GMO Trust
FYE 2/28/15
Annual Expense Ratios

Fund Name	Core	Class 3	Class 4	Class 6

Alpha Only Fund			0.60%
Asset Allocation Bond Fund				0.32%
Debt Opportunities Fund				0.31%
Emerging Country Debt Fund			0.51%
Emerging Markets Fund				0.89%
International Equity Fund			0.59%
Risk Premium Fund				0.51%
Special Opportunities Fund				1.36%
Systematic Global Macro Opportunity Fund		0.80%
U.S. Equity Allocation Fund				0.37%
U.S Treasury Fund	0.00%
World Opportunity Overlay Fund	0.05%